CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-4 of our reports dated January 25, 2000, relating to the financial statements of Empire Fidelity Investments Life Insurance Company and the financial statements of Empire Fidelity Investments Variable Annuity Account A, both of which appear in the Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

  /s/ PRICEWATERHOUSECOOPERS LLP
      PRICEWATERHOUSECOOPERS LLP
      Boston, Massachusetts
      April 20, 2000